Exhibit 5.1

Hadiputranto, Hadinoto & Partners

The Indonesia Stock Exchange Building

Tower II, 21st Floor

Sudirman Central Business District

Jl. Jenderal Sudirman Kav. 52-53

Jakarta 12190

Indonesia

Tel: +62 21 2960 8888

Fax: +62 21 2960 8999

www.hhp.co.id

6 June 2014
PT Telekomunikasi Indonesia (Persero) Tbk Gedung Grha Citra Caraka Lt. 1 Jl. Gatot Subroto Kav. 52 Jakarta	Our Ref: SIH/AZA-463730-v1 By e-mail and courier

Dear Sirs,

We act as Indonesian counsel to PT Telekomunikasi Indonesia (Persero) Tbk (the “Company”), a company established in the Republik of Indonesia, in connection with the registration of indeterminate number of Series B shares par value Rp50 per share to be issued from time to time by the Company (the “Series B Shares”) based on Form F-3, Registration Statement under the Securities Act of 1933.

A.	DOCUMENTS

For the purposes of providing this legal opinion we have examined copies of the following documents as we have considered necessary or desirable in order to render this legal opinion:

1.	Minutes of Annual General Meeting of Shareholders No. 38, dated 19 April 2013, made by Ashoya Ratam, SH, MKn., Notary in Jakarta.

2.

Deed of Shareholders Resolution on Annual General Meeting of Shareholders No. 11, dated 8 May 2013, drawn up before Ashoya Ratam, SH, MKn., Notary in Jakarta which has been notified to the Minister of Law and Human Rights as evidenced by Receipt of Notification No. AHU-AH.01.10-22501, dated 7 June 2013.

3.	Board of Commissioners’ Letter No. 092/SRT/DK/2014, dated 14 May 2014.

(the documents referred to in point 1, 2 and 3 above shall be referred to as the “Corporate Documents”).

B.	ASSUMPTIONS

For the purposes of giving this opinion, we have assumed (without further inquiries and investigations) the following:

1.

The genuineness of all signatures (including that the persons signing all the documents supplied to us are in fact the person who he/she claims to be), stamps and seals, the conformity to the originals of all documents supplied to us as certified or photostatic or faxed copies and the authenticity of the originals of such documents;

2.

The completeness, and the conformity to original instruments, agreements, documents, minutes and certificates whatsoever, of all copies submitted to us and that there have not been any changes, amendments, supplements, revocations or nullification to any of them, including to the Corporate Documents;

Hadiputranto, Hadinoto & Partners is a member of Baker & McKenzie International, a Swiss Verein.

3.

The issuance of each authorization, approval, resolution, certification, consent and receipt from any governmental authority, public agency, public official, notaries, shareholders, commissioners, directors or third party obtained by or on behalf of the Company and relied upon in this legal opinion (a) falls within the competence of such governmental authority, public agency, public official, notaries, shareholders, commissioners, directors or third party; (b) has been duly authorized, executed and delivered; and (c) such authorization, approval, resolution, certification and consent are true and correct, has not been revoked or terminated and there is no fraud;

4.

That the Company’s Corporate Documents signed before or on the date of this opinion which are submitted to us are complete, correct and current, have been all passed by a duly authorized and licensed notary-public, and have not been revoked or declared null and void and have not been amended or is being amended or supplemented save as indicated by the documents we have received, and have not been terminated, rescinded or declared null and void; and the grantor of any power of attorney or the relevant authorization letters are fully aware of the documents for which the power or authority are given;

5.	That none of the opinions expressed below will be affected by the laws (including public policy) of any jurisdiction outside the Republic of Indonesia;

6.

On the date of this legal opinion no suspension of payments, winding up or bankruptcy petitions have been presented nor any suspension of payments, winding up or bankruptcy orders (as applicable) made in relation to the Company and no resolutions have been passed for the winding up or liquidation of the Company;

7.

On or before the date of this legal opinion no application for the dissolution of the Company have been filed in conformity with Article 142 of Law No. 40 of 2007, dated 16 August 2007, on Limited Liability Company; and

8.

We express no legal opinion as to any laws other than the laws of the Republic of Indonesia as currently in force and we have assumed that there is nothing in any law of other jurisdictions that affects our legal opinion. In particular, we have made no independent investigation of such foreign laws as a basis for the legal opinion stated herein and do not express or imply any legal opinion on such laws.

C.	OPINIONS

Based upon the assumptions and subject to the qualifications mentioned in the above, we are of the opinion that:

1.	The Company is a state-owned public listed limited liability company duly established and validly existing under the laws of the Republic of Indonesia.

2.	The Series B Shares of the Company has been duly and validly authorized and issued and are fully paid and non-assessable.

3.

Under the laws of Indonesia, shareholders are not generally personally liable for acts of the Company and are not liable to contribute to losses of the Company in excess of the amount that has to be paid up on their shares, except if they act in bad faith and use the Company for their own interest pursuant to Law No. 40 of 2007 on Companies Law.

D.	QUALIFICATIONS

This Opinion is subject to the following qualifications:

1.

This legal opinion is confined to and given on the basis of the laws of the Republic of Indonesia as of the date hereof. We have not investigated and we do not express or imply any opinion on the laws of any other jurisdiction, and we have assumed that no such other laws would affect the opinions stated herein.

2.

Our legal opinion is subject to and limited by the provisions of laws of general application relating to or affecting generally the enforcement of parties’ rights and remedies and by the provisions of any applicable law relating to bankruptcy, fraudulent transfer or suspension of payments.

3.

Under the Indonesian Civil Code, any action taken by a debtor may be nullified if (i) such action was not required by law or pursuant to the terms of a bona fide agreement (“unobligatory action”); (ii) the action prejudiced the interest of (other) creditors; and (iii) the debtor and the party which benefited from the action (or the “counterparty”) knew or should have known that such action would prejudice creditors.

Law No. 37 of 2004 on Bankruptcy and Suspension of Payments (the “Indonesian Bankruptcy Law”) recognizes and further elaborates the concept of fraudulent conveyance or actio pauliana under which a transaction or action carried out prior to the bankruptcy declaration may be nullified or set aside. There is a legal presumption of deemed knowledge of prejudice of other creditors if the action was performed within a period of one year prior to the bankruptcy declaration and such action: (i) constitutes an agreement under which the obligations of the debtor were more onerous than the obligations of the counterparty; (ii) constitutes the payment of or granting of security for debts which were not due and payable; or (iii) was performed with an affiliated party (which is described extensively in the Indonesian Bankruptcy Law).

In addition, under the Indonesian Bankruptcy Law, payment of due and payable debt (or satisfaction of claimable obligations) by the debtor may also be nullified if it can be proven that: (i) it is evident that the counterparty which received the payment is aware that a petition for a bankruptcy declaration has been filed against the debtor; or (ii) the payment is made pursuant to deliberations (or collaboration) between the debtor and the counterparty with the intention to pay the counterparty ahead of the other creditors. Indonesian law does not prohibit the entry by a company into an agreement in the situation where the company’s liabilities are greater than its assets and the legality, validity and enforceability of such agreement is not affected thereby. The ability of the company to enter into contracts will be ceased after the company is declared bankrupt by the commercial court and the commercial court has appointed a curator to act on behalf of the company;

4.

While companies established in the Republic of Indonesia are required to be registered with the company registry of the Ministry of Trade, this registration system is not reliable for the purposes of obtaining up-to-date corporate information such as the complete articles of association or names of shareholders, directors and commissioners, and does not include information relating to encumbrances and charges over corporate assets, nor is there any other means of being apprised of such encumbrances or charges over moveable assets or of the filing of any bankruptcy petition or a bankruptcy declaration.

5.	It is not possible to conduct conclusive searches to ensure that liquidation or winding up proceedings have not been initiated in the Republic of Indonesia.

6.	No opinion is given with respect to law and regulations relating to taxation.

This legal opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to.

This legal opinion is given for the sole benefit of the addressee. It is not to be relied upon by any other person for any purpose, nor to be transmitted to anyone else, nor is it to be quoted or referred to in any public document or filed with anyone without our express consent. However, we hereby consent to the filing of this opinion letter as an exhibit to the registration statement of Form F-3. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

We do not assume any duty to any party to whom a copy of this opinion is disclosed under the above paragraph and it shall not be liable to any such party. Any party to whom disclosure is made agrees with us not to make any further disclosure and no such person may provide a copy of this opinion to any other person, without our express consent (save as may be expressly permitted by this paragraph). We owe no duty or liability to any person other than the addressee.

Yours faithfully,

HADIPUTRANTO, HADINOTO & PARTNER

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